Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces Second Quarter 2014 Financial Results

Conference Call Today at 5:00 pm ET

Los Angeles, CA – August 7, 2014 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced financial results for the quarter ended June 30, 2014.

For the quarter ended June 30, 2014, the Company incurred a net loss of $2.2 million, or $0.04 per basic and diluted share, compared to a net loss of $150,000, or $0.00 per basic and diluted share for the quarter ended June 30, 2013. The net loss for the second quarter 2014 includes a credit of $249,000 related to the revaluation of the Company’s warrant derivatives compared to a credit of $2.0 million in the quarter ended June 30, 2013. The valuation of the warrant derivatives is highly dependent on the price of the Company’s stock. For the six months ended June 30, 2014, the Company incurred a net loss of $5.4 million, or $0.09 per basic and diluted share, compared to a net loss of $5.1 million, or $0.10 for the six months ended June 30, 2013. The net loss for the six months ended June 30, 2014 includes a charge of $167,000 related to the revaluation of warrant derivatives and $312,000 of stock based compensation. During the six months ended June 30, 2013, the Company recorded a charge of $604,000 related to the revaluation of the warrant derivatives and $344,000 in stock-based compensation.

For the six months ended June 30, 2014, the Company used $5.3 million in cash from operations compared to $4.1 million during the six months ended June 30, 2013. The increase reflects additional research and development activities associated with enrolling patients in the Company’s ICT-121 trial and pre-clinical expenses related to ICT-140. The Company continues to incur expenses associated related to patient follow-up and data analysis related the phase II trial of ICT-107.

As of June 30, 2014, the Company had $25.7 million of cash.

Commented Andrew Gengos, ImmunoCellular’s Chief Executive Officer: “Following the presentation at ASCO of updated data on ICT-107 in patients with newly diagnosed glioblastoma, our highest priority has been preparing for and holding meetings with regulatory authorities in

Europe and the US to discuss next potential development steps for this program. We look forward to meeting with the FDA later this summer, and to incorporating their feedback into plans for phase III testing. We have also gathered positive feedback and useful advice from experts in the neuro-oncology community and the biopharmaceutical industry who reviewed our trial results. We are continuing to talk with potential biopharma partners, with whom discussions to date have suggested a broad set of options for further development of ICT-107. Our ICT-121 and ICT-140 programs are also progressing. We are pleased with our progress on the manufacturing front and in other operational areas, and are looking forward to an active and productive second half of 2014.”

Conference Call Today

ImmunoCellular is holding a conference call and webcast today at 5:00 pm ET to discuss first quarter 2014 financial results and provide a business update. The call will be hosted by Andrew Gengos, President and CEO.

LIVE CALL:	(877) 853-5636 (toll-free); international dial-in: (631) 291-4544; conference code 71719230

WEBCAST:	Interested parties who wish to listen to the webcast should visit the Investor Relations section of ImmunoCellular’s website at www.imuc.com, under the Events and Presentations tab. A replay of the webcast will be available one hour after the conclusion of the event.

The conference call will contain forward-looking statements. The information provided on the teleconference is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has concluded a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular’s pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that ICT-107 can be further successfully developed or commercialized, the timing and outcome of our planned end-of-phase II meeting with the FDA and whether or not we may be in a position to start a phase III study in 2014. Additional risks and uncertainties are described in IMUC’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Balance Sheets

	6/30/2014	12/31/2013
	(Unaudited)
Cash and cash equivalents	$25,661,095	$27,646,351
Other current assets	966,564	763,299
Non current assets	510,314	531,027

Total assets	$27,137,973	$28,940,677

Current liabilities	$1,122,187	$1,402,273
Warrant liability	1,256,343	1,064,810
Shareholders’ equity	24,759,443	26,473,594

	$27,137,973	$28,940,677

Consolidated Condensed Statement of Operations (Unaudited)

	3 months ended 6/30/2014	3 months ended 6/30/2013	6 months ended 6/30/2014	6 months ended 6/30/2013
Revenue	$0	$0	$0	$0
Research and development	1,460,044	1,213,570	3,159,804	2,628,831
Stock based compensation	128,548	179,946	312,650	344,074
General and administrative	838,232	788,420	1,703,634	1,557,687

Loss before other expenses	(2,426,824)	(2,181,936)	(5,176,088)	(4,530,592)
Interest income	3,150	4,094	6,504	10,643
Financing expense	(24,600)	0	(24,600)	0
Change in fair value of warrant liabilty	249,134	2,027,513	(166,933)	(604,171)

Net loss	($2,199,140)	($150,329)	($5,361,117)	($5,124,120)

Net loss per share, basic and diluted:	$(0.04)	$(0.00)	$(0.09)	$(0.10)